EXHIBIT 10.3

September 10, 2004

Mr. James Lyman

Re:	Separation from Employment

Dear Mr. Lyman:

This letter agreement (“Agreement”) sets forth the agreement reached concerning the termination of your employment with Strategic Hotel Capital, Inc., including its current and former parents, subsidiaries and affiliated entities, including without limitation Strategic Hotel Capital, L.L.C., and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “the Company”).

1. Your employment with the Company will terminate October 1, 2004 (the “Termination Date”). The Company will continue to pay your base salary bi-weekly, less applicable withholdings and deductions, through the Termination Date. The Company also will provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued, unused vacation days, if any. In addition, in accordance with its regular policies, the Company will reimburse you for any unreimbursed business expenses incurred by you prior to the Termination Date. The Company also will pay you up to $9,000.00 for attorneys’ fees in connection with your termination of employment and separation agreement. You acknowledge and agree that your employment with the Company ends for all purposes as of the Termination Date.

2. In recognition of your outstanding assistance in connection with the Company’s recent initial public offer and in consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided that you have not revoked this Agreement as set forth below, the Company will provide you with a $125,000.00 lump sum severance payment, less applicable withholdings and deductions. This amount will be payable on or about the fifteenth business day following your execution and return of this Agreement and the Transition Period Waiver and Release referenced in paragraph 3.

3. In exchange for the consideration described in Paragraphs 1 and 2 above and for other good and valuable consideration, you hereby release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding the following: (a) your employment at or termination of employment from the Company; (b) any contract (express or implied); (c) any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies; (d) attorneys’ fees; (e) any tort; (f) any libel, slander, assault, battery, intentional or negligent infliction of emotional distress or any other theory under the common law of any state; (g) alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, or disability; (h) any alleged violation of any federal, state or local law, rule or regulation, whether equal employment opportunity laws, rules or regulations or otherwise, including but not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, The Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Illinois Wage Payment and Collection Act, the Attorneys Fees in Wage Actions Act, and the Illinois Workers’ Compensation Act; and (i) any non-vested right under any Company pension, welfare, or stock plans (provided, however, that this release does not apply to any vested pension benefits which you may have as of your Termination Date, which shall be governed by the terms and conditions of the applicable plan documents). To the extent any statutes or laws exist which exclude from the scope of this general release any claims not presently known to you, you hereby waive and relinquish all rights and benefits you may have under any such statute to the extent that you may lawfully do so. You further agree that after the close of business on October 1, 2004, or as soon thereafter as possible, you will execute the Transition Period Waiver and Release (attached as Exhibit A) that you agree will waiver and release all claims that arise against the Company between the date of this Agreement through October 1, 2004. This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

4. You represent and agree that you have not filed any lawsuits against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Company, as set forth herein, with the sole exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of your release of claims pursuant to the Age Discrimination in Employment Act, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 3 of this Agreement.

5. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, expenses, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature other than as specified in this Agreement. This Agreement supersedes any other agreement by the Company to provide severance to you under any circumstances.

6. Both parties agree that they will not disparage or criticize the other or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the other except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

7. You agree that if asked about your separation from the Company, you will respond that you decided to resign, that you and the Company parted amicably and on terms mutually acceptable to you and the Company. You agree to direct all inquiries by potential future employees to either the Company’s Vice President, Human Capital or the Company’s Chief Executive Officer, who, if contacted, will only: (a) provide your dates of employment, salary and job title; and (b) state that you decided to resign, and that you and the Company parted amicably and on terms mutually acceptable to you and the Company. If the Company is asked for additional information, the response shall be that Company policy prohibits the provision of additional information.

8. The Company agrees that it shall indemnify, defend and hold harmless you, to the full extent allowed by applicable law, for your actions taken on behalf of the Company and/or in executing your duties in the course of your employment with the Company. The Company further agrees to maintain Directors and Officers insurance at a reasonable and customary level, including you as an insured party for claims relating to actions taken during your employment with the Company.

9. Except as required by law, you agree not to disclose, print, publish, or use for your benefit or the benefit of any other person or entity, any information received in connection with the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, confidential information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, or current or prospective transactions or business of the Company, any “inside information,” or any other confidential information related to the operation of the Company or any hotel owned by the Company including, but not limited to, any matters concerning the Company’s current or past relationship with Marriott International and its affiliates. You hereby confirm that on or before October 1, 2004 you will deliver to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information. You further confirm that on or before October 1, 2004 you will deliver to Company any and all property and equipment of the Company which may have been in your possession, including but not limited to any Company-provided laptop computer, Blackberry, and cell phone.

10. You agree not to disclose the terms, or contents of this Agreement or the claims that have been or could have been raised against the Company, except in the following circumstances:

(a) you may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b) you may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) your legal counsel;

(c) you may disclose the terms of this Agreement after the Company discloses the terms or contents of this Agreement as an exhibit to its Form 10-Q or otherwise (if the Company first discloses the terms or contents of this Agreement other than as an exhibit on its Form 10-Q, the Company shall provide you with prompt written notice); and

(d) you may disclose the terms of this Agreement pursuant to the order of a court or governmental agency of competent jurisdiction or as otherwise required by law, or for purposes of securing enforcement of the terms and conditions of this Agreement.

11. Upon your actual receipt of service, either directly or from anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within Paragraphs 6, 7, 8, 9, or 10 of this Agreement, you or your attorney shall within three (3) business days notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and send to the undersigned representative of the Company via overnight delivery (at the Company’s expense) a copy of said documents served upon you. The

Company agrees to promptly reimburse you for all reasonable attorney’s fees and costs incurred in connection with your compliance with this Paragraph.

12. You agree that you will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. The Company agrees to promptly reimburse you for all reasonable attorney’s fees and costs incurred in connection with your compliance with this Paragraph, and to indemnify you against any liability incurred by you because of this Paragraph.

13. The parties agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

14. In the event of a material breach of any of the terms of this Agreement, the party in breach shall pay for any and all attorneys’ fees and costs incurred by the prevailing party for the purpose of enforcing the provisions hereof in addition to any damages ordered by a court of law, administrative agency, or other legal process. The parties further understand and agree that monetary damages may be an inadequate remedy for a breach of this Agreement, and accordingly, the non-breaching party shall be entitled to enforce this Agreement by obtaining injunctive relief in a court of competent jurisdiction. This Agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between the Company and you. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

15. This Agreement is binding upon the parties and their respective successors, assigns, heirs, executors, administrators and legal representatives.

16. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

17. Without detracting in any respect from any other provision of this Agreement:

(a) You, in recognition of the consideration provided to you as described in Paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms and you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b) You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c) You agree and acknowledge that the consideration provided to you in Paragraph 2 of this Agreement is in addition to anything of value to which you are already entitled if you do not sign this Agreement.

(d) The Company hereby advises you to consult with an attorney prior to executing this Agreement, and you represent to the Company that you have done so.

(e) You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

18. The Company agrees that you may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or you. Any revocation must be in writing and received by Janice J. Peterson, Vice President, Human Capital, Strategic Hotel Capital, L.L.C., 77 West Wacker, Suite 4600, Chicago, Illinois 60601 by 5:00 p.m. on or before the seventh day after this Agreement is executed by you.

19. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of Illinois, and the laws of the State of Illinois will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. This Agreement is entered for the benefit of the Company and you, and no third party beneficiaries are intended.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: September 17, 2004	By:	/s/ James Lyman
James Lyman

On this 17th day of September 2004, before me personally came James Lyman, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

/s/ Sara Brown
Notary Public

Date: September 17, 2004	STRATEGIC HOTEL CAPITAL, INC.

	By:	/s/ Janice J. Peterson
Name: Janice J. Peterson
Title: Vice President Human Capital

You must sign and return this Agreement to                          no later than 5:00 p.m. on the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on                     , 2004.

Transition Period Waiver and Release

In exchange for the consideration, promises, covenants and waivers identified in the September 10, 2004 Agreement between James Lyman (“Lyman”) and “the Company” as that term is defined in the Agreement, Lyman hereby releases and forever discharges the Company for all claims, liabilities and other matters identified in Paragraph 3 of the Agreement that may arise between the date of the Agreement and the date that this Transition Period Waiver and Release is executed by the parties. Lyman further agrees that all other pertinent provisions of the Agreement apply equally to this Transition Period Waiver and Release, including but not limited to, the twenty-one (21) day attorney consultation period and the seven (7) day revocation period identified in paragraphs 17 and 18 of the Agreement.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS WAIVER AND RELEASE CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS WAIVER AND RELEASE; THAT THE COMPANY HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS WAIVER AND RELEASE; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS WAIVER AND RELEASE WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS WAIVER AND RELEASE HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS WAIVER AND RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS WAIVER AND RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Date: October 1, 2004	By:	/s/ James Lyman
James Lyman

On this 1 day of October, 2004, before me personally came James Lyman, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

/s/ Colleen M. Climack
Notary Public

Date: October 1, 2004	STRATEGIC HOTEL CAPITAL, INC.

	By:	/s/ Janice J. Peterson
Name: Janice J. Peterson
Title: Vice President Human Capital